Exhibit 99.1

Harbin Electric, Inc. Announces Reaffirmation of 'Going Private' Proposal at $24.00 Per Share and Receipt of Financing Agreement With China Development Bank

Press Release Source: Harbin Electric, Inc. On Friday June 10, 2011, 8:00 am EDT

HARBIN, China, June 10, 2011 /PRNewswire-Asia-FirstCall/ -- Harbin Electric, Inc. ("Harbin Electric" or the "Company") (NASDAQ:HRBN) today announced that its Board of Directors has received a letter from its Chairman and Chief Executive Officer, Mr. Tianfu Yang ("Mr. Yang"), and Abax Global Capital ("Abax") reaffirming their proposal to acquire all of the outstanding shares of Common Stock of Harbin Electric not currently owned by Mr. Yang, Abax and their respective affiliates in a going private transaction for $24.00 per share in cash.  Mr. Yang, Abax and their respective affiliates collectively own approximately 40.72% of Harbin Electric's Common Stock.  In addition, Harbin Electric today announced that its Board of Directors has received from Mr. Yang and Abax an executed copy of a Facility Agreement between Tech Full Electric Company Limited ("Tech Full"), the acquisition vehicle formed for use in connection with the proposed acquisition and going private transaction, and China Development Bank Corporation Hong Kong Branch ("CDB"), pursuant to which CDB has agreed to provide to Tech Full a $400 million term loan to fund Tech Full's proposed purchase of all of the outstanding shares of Common Stock of Harbin Electric not currently owned by Mr. Yang, Abax and their respective affiliates, subject to certain conditions.

Harbin Electric's Board of Directors has formed a special committee of independent directors consisting of David Gatton, Boyd Plowman and Ching Chuen Chan (the "Special Committee") to consider and evaluate this proposal.  Although no decisions have yet been made by the Special Committee with respect to this proposal, the Special Committee is continuing its work with the assistance of its financial and legal advisors. There can be no assurance that any definitive agreement will be executed with respect to this proposal or that this or any other transaction will be approved or consummated.

A copy of the Facility Agreement between Tech Full and CDB was filed with the SEC in an SC 13D/A Form on June 9, 2011.

About Harbin Electric, Inc.

Harbin Electric, headquartered in Harbin, China, is a leading developer and manufacturer of a wide array of electric motors with a focus on innovative, customized, and value-added products. Its major product lines include industrial rotary motors, linear motors, and specialty micro-motors. The Company's products are purchased by a broad range of domestic and international customers, including those involved in the energy industry, factory automation, food processing, packaging, transportation, automobile, medical devices, machinery and tool manufacturing, chemical, petrochemical, as well as in the metallurgical and mining industries. The Company operates four manufacturing facilities in China located in Xi'an, Weihai, Harbin, and Shanghai.

Harbin Electric has built a strong research and development capability by recruiting talent worldwide and through collaboration with top scientific institutions. The Company owns numerous patents in China and has developed award-winning products for its customers. Relying on its own proprietary technology, the Company developed an energy efficient linear motor driven oil pump, the first of its kind in the world, for the largest oil field in China. Its self-developed linear motor propulsion system is powering China's first domestically-made linear-motor-driven metro train. As China continues to grow its industrial base, Harbin Electric aspires to be a leader in the industrialization and technology transformation of the Chinese manufacturing sector. To learn more about Harbin Electric, visit www.harbinelectric.com.

For investor and media inquiries, please contact:

Christy Shue
Harbin Electric, Inc.
Executive VP, Finance & Investor Relations
Tel: 1-631-312-8612
Email: IR@HarbinElectric.com

Kathy Li
Christensen Investor Relations
Tel: 1-212-618-1978
Email: kli@christensenir.com